EXHIBIT 10.7

                                 First Amendment
            to the Adams National Bank Employee Stock Ownership Plan
                             with 401(k) Provisions

              (as amended and restated effective January 1, 1996)





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                                 FIRST AMENDMENT
                                     TO THE
                ADAMS NATIONAL BANK EMPLOYEE STOCK OWNERSHIP PLAN
                             WITH 401(k) PROVISIONS

               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1996)




          Pursuant to the rights reserved in Section 9.1 of the Adams National Bank Employee Stock Ownership Plan with 401(k) Provisions, heretofore restated as of January 1, 1996, the Plan and Trust is hereby amended as follows, effective as of January 1, 1996, as set forth below:

          1.        Section 7.4(b) is revised to read as follows:

                    The Vested portion of any Participant's Account shall be a percentage of the total amount credited to his Participant's Account determined on the basis of the Participant's number of Years of Service according to the following schedule:

                                     Vesting Schedule

                    Years of Service Percentage Less than 1 0% 1 33 1/3% 2 66 2/3% 3 100%

                    However, the Vested portion of any Participant's Account with respect to the Employer's Non-Elective Contribution made pursuant to Section 4.1(c) for the Plan Year ending December 31, 1996 shall be immediately 100% vested.

          2.        Section 7.4(c) is revised to read "(c) Reserved".

          IN WITNESS WHEREOF, the parties have executed this Amendment this 28th day of March, 1997.

WITNESS:                              THE ADAMS NATIONAL BANK

 Joyce R. Hertz                       By:    Kimberly J. Levine (SEAL)
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